Exhibit 99.1

Kona Grill Announces Strategic Investment

- Appoints Hotel Magnate, Alex Zheng, to its Board of Directors as Vice-Chairman
- Targets China for International Development through a Master Franchise Agreement

SCOTTSDALE, AZ – May 2, 2018 ─ Kona Grill, Inc. (NASDAQ: KONA), an American grill and sushi bar, today announced that it has entered into securities purchase agreements with Nanyan (Alex) Zheng and Berke Bakay, the Company’s President and Chief Executive Officer, to raise approximately $5.6 million through the issuance of 3,144,258 shares of common stock at a per share purchase price of $1.785, which represents a 5% premium to the closing bid price on May 1, 2018. The closing of the offering is anticipated to occur on or around May 4, 2018.

“We are excited to partner with Alex Zheng, on this strategic transaction, said Berke Bakay, the Company’s President and Chief Executive Officer. Alex is well-respected within the travel and hospitality industry with over 20 years of experience. He is a successful entrepreneur and can provide significant value to Kona Grill through his vast knowledge and business relationships. Alex founded 7 Days Group in 2005, which after its privatization was renamed as Plateno Group in 2013. Alex has been serving as its Chairman. Through Alex’s leadership, Plateno Group has become one of the top 5 hotel groups in the world with over 4,400 hotels. Alex is also a co-founder of Ocean Link, a private equity firm focused on China's growing travel and leisure sector.”

Bakay continued, “With this strategic investment, we will pay down required debt payments in 2018 and strengthen our balance sheet. The decision to invest additional capital allows me to retain my current ownership percentage while also showing my continuing support and belief in this brand.”

“We see significant upside potential with both our investment in Kona Grill and the opportunity to bring the Kona Grill brand to China. We believe that Kona Grill’s global menu of contemporary American favorites, award-winning sushi, and specialty cocktails will be a great fit for the China market,” said Alex Zheng.

In conjunction with the transaction, Mr. Zheng was appointed to the Company’s board of directors as Vice-Chairman. Along with Mr. Zheng’s involvement with the Company, Alex and his partners intend to expand the Kona Grill brand into China through a master franchise agreement.

The Company intends to use the net proceeds from the offering to pay required debt payments due in 2018 and for general corporate purposes.

The securities offered and sold in the private placement were not registered under the Securities Act of 1933, as amended (the “Act”), or any state securities laws, and may not be offered or sold in the United States absent registration, or the availability of an applicable exemption from the registration requirements, under the Act and applicable state securities laws.

Under an agreement with the investors, the Company has agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the shares of common stock to be issued to the investors. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities. There shall not be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Kona Grill

Kona Grill features a global menu of contemporary American favorites, award-winning sushi, and specialty cocktails in an upscale casual atmosphere. Kona Grill owns and operates 46 restaurants, guided by a passion for quality food and exceptional service. Restaurants are located in 23 states and Puerto Rico: Alabama (Huntsville); Arizona (Chandler, Gilbert, Phoenix, Scottsdale (2)); California (Irvine); Colorado (Denver); Connecticut (Stamford); Florida (Miami, Tampa, Sarasota, Winter Park); Georgia (Alpharetta); Hawaii (Honolulu); Illinois (Lincolnshire, Oak Brook); Indiana (Carmel); Idaho (Boise); Louisiana (Baton Rouge); Maryland (Baltimore); Michigan (Troy); Minnesota (Eden Prairie, Minnetonka); Missouri (Kansas City); Nebraska (Omaha); New Jersey (Woodbridge); Nevada (Las Vegas(2)); Ohio (Cincinnati, Columbus); Puerto Rico (San Juan); Tennessee (Franklin); Texas (Austin, Dallas, El Paso, Friendswood, Fort Worth, Houston, Plano, San Antonio(2), The Woodlands); Virginia (Arlington, Fairfax, Richmond). Additionally, Kona Grill has three restaurants that operates under a franchise agreement in Dubai, United Arab Emirates; Vaughan, Canada and Monterrey, Mexico. For more information, visit www.konagrill.com.

Forward-Looking Statements

Various remarks we make about future expectations, plans, and prospects for the Company constitute forward-looking statements for purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events, or performance and underlying assumptions and other statements that are not purely historical. These statements relate to our expected use of offering proceeds, our future financial performance and development plans, including but not limited to those relating to our sales trends, projected earnings, expenses, and capital expenditures for 2018, expectations of new store openings as well as international franchise development in 2018 and beyond and availability of capital. We have attempted to identify these statements by using forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “believes,” “intends,” “should,” or comparable terms. All forward-looking statements included in this press release are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the company's filings with the Securities and Exchange Commission.

Kona Grill Investor Relations Contact:

Kona Grill, Inc.

Christi Hing, Chief Financial Officer

(480) 922-8100

investorrelations@konagrill.com

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